Exhibit 99.1


NOVEMBER 16, 2009                                                   LUXE: OTC-BB


             LUX ENERGY CORP ANNOUNCES CAPITAL RE-ORGANIZATION DATE

Shane Broesky, President is pleased to announce that the application for a capital re-organization has been approved by the regulatory agencies.

Effective December 1, 2009, the capital of the Company will effect a 3 for 1 split whereby the total outstanding shares are increased from 25,250,000 to 75,750,000.

Mr. Broesky advises that this transaction resulted from discussions and recommendations from various financial groups. Whereas the Company will entertain proposals from investment institutions to fund capital for the Company's growth and expansion strategy, the expansion of the corporate capital base would more readily attract capital at more favorable terms for the Company and its' current shareholders.

The President confirms that equity capital is precedent to the plans for continued investment expansion in the West Central Alberta projects that to-date have resulted in reserve and production capacities far exceeding the Company's expectations.

In addition, Lux Energy has completed negotiations subject to legal review and confirmation for an initial entry into a significant oil and gas development and exploration project in Northeastern British Columbia. Details for this project will be announced shortly. Broesky stated that this opportunity is paramount for the development of reserves, production and cash flow. We are very fortunate to gain access to this extremely prominent petroleum venture.

A copy of the filed information can be found for viewing by electronic means by viewing the Company's filings on www.sec.gov.
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LUX ENERGY CORPORATION

Lux Energy is an oil and gas production and exploration company focusing on developing oil and gas resources in North America.

For further information please visit www.luxenergycorp.com or contact Shane Broesky at:

CORPORATE OFFICE

Suite 510 - 640 8th Ave S.W.
Calgary, Alberta, T2P 1G7
Canada

(403) 775-1730

info@luxenergycorp.com


FORWARD-LOOKING STATEMENTS

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Lux Energy's filings with the Securities and Exchange Commission which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.